Exhibit 23.2
Consent of Independent Petroleum Engineers
          We consent to the use in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2009 of certain information from our report dated February 11, 2010 relating to our estimates of the proved oil and gas reserves and future net cash flows from the properties of Daugherty Petroleum, Inc., a summary of which is filed as Exhibit 99.1 thereto, and to the reference to our firm in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2009.

WRIGHT & COMPANY, INC.
By:	/s/ D. Randall Wright
D. Randall Wright,
President

Brentwood, Tennessee
March 11, 2010